EXHIBIT 1.2

TRILINC GLOBAL IMPACT FUND, LLC

Up to $1,500,000,000 in Units

FORM OF PARTICIPATING BROKER-DEALER AGREEMENT

            , 2013

Ladies and Gentlemen:

SC Distributors, LLC, a Delaware limited liability company, as the dealer manager (“Dealer Manager”) for TriLinc Global Impact Fund, LLC a Delaware limited liability company (the “Company”), invites you (“Dealer”) to participate in the distribution of any combination of Class A, Class C and Class I units of the Company (“Units”) subject to the following terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Dealer Manager Agreement between the Dealer Manager and the Company, dated February 25, 2013 in the form attached hereto as Exhibit “A” (the “Dealer Manager Agreement”).

I. Dealer Manager Agreement

By Dealer’s acceptance of this Agreement, Dealer will become one of the “Participating Dealers” referred to in the Dealer Manager Agreement and will be entitled and subject to the terms and conditions of the Dealer Manager Agreement, including, but not limited to, Section 9.4 of the Dealer Manager Agreement wherein the Dealers severally agree to indemnify, defend and hold harmless the Company, the Dealer Manager, each of their respective Indemnified Parties, and each person who signs the Registration Statement, from and against any losses, claims, expenses, damages or liabilities to which the Company, the Dealer Manager, or any of their respective Indemnified Parties, or any person who signed the Registration Statement, may become subject, under the Securities Act or otherwise.

Dealer hereby agrees to solicit, as an independent contractor and not as the agent of the Dealer Manager or of the Company (or their affiliates), persons acceptable to the Company to purchase the Units pursuant to the subscription agreement in the form attached to the Prospectus and in accordance with the terms of the Prospectus and the subscription agreement. Dealer hereby agrees to use its best efforts to sell the Units for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other Authorized Sales Materials furnished to Dealer by the Dealer Manager, provided that the use of such Authorized Sales Materials has been approved for use in advance by the Company and all appropriate regulatory agencies.

II. Submission of Orders

Each person desiring to purchase Units in the Offering will be required to complete and execute a Subscription Agreement in the form attached as an appendix to the Prospectus and to deliver to Dealer such completed Subscription Agreement, together with a check in U.S. dollars or by wire transfer of immediately available funds (hereinafter referred to as an “instrument of payment”) initially in the amount of $10.00 per Class A Unit, $9.576 per Class C Unit and $9.186 per Class I Unit subscribed for in the primary Offering, or such discounted purchase price per Unit that may apply based upon the available discounts specified in the Prospectus or at any other price as may be set by the Company following a quarterly valuation of its assets. Each class of DRIP Units will be initially sold at $9.025 per unit until such time as the Company commences valuations of its assets during the first full quarter following the satisfaction of the Minimum Offering and, thereafter, at the price equal to the then current offering price per Unit, less the sales fees associated with that class of Units in the Company’s primary offering. There shall be a minimum initial purchase in the primary Offering by any one purchaser of $2,000 of Units (except as otherwise indicated in the Prospectus, in any letter or memorandum from the Company to the Dealer Manager, or in any Follow-On Prospectus). Minimum subsequent purchases of Units shall be $500 per transaction. Until such time as the Company has satisfied the Minimum Offering and released the proceeds from such subscriptions from the Escrow Account (or such greater amount as may be applicable in respect of any greater escrow in respect of subscribers from any state), those persons who purchase Units will be instructed by the Dealer to make their checks payable to “UMB Bank, N.A., as escrow agent for TriLinc Global Impact Fund, LLC”. Thereafter, those persons who purchase Units will be instructed by the Dealer to make their checks payable to “TriLinc Global Impact Fund, LLC”. The Dealer Manager may authorize Dealer, if Dealer is a “$250,000 broker-dealer,” to instruct its customers to make its checks for Units subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check made payable to the order of the Escrow Agent or the Company, as the case may be, for the aggregate amount of the subscription proceeds. Subscription Agreements and instruments of payment not conforming to the foregoing instructions shall be returned directly to such subscriber not later than ten business days of receipt by the Dealer of such materials. Subscription Agreements and instruments of payment received by the Dealer which conform to the foregoing instructions shall be transmitted pursuant to one of the following methods:

(i) where, pursuant to the internal supervisory procedures of the Processing Broker-Dealer, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from subscribers, then, by noon of the next business day following receipt by the Processing Broker-Dealer, the Processing Broker-Dealer will transmit the Subscription Agreements and instruments of payment to the Escrow Agent or, after the Minimum Offering has been obtained, to the Company or to such other account or agent as directed by the Company; and

(ii) where, pursuant to the internal supervisory procedures of the Processing Broker-Dealer, final internal supervisory review is conducted at a different location (the “Final Review Office”), Subscription Agreements and instruments of payment will be transmitted by the Processing Broker-Dealer to the Final Review Office by end of business of the next business day following receipt thereof by the Processing Broker-Dealer. The Final Review Office will in turn by end of business of the next business day following receipt thereof by the Final Review Office, transmit such Subscription Agreements and instruments of payment to the Escrow Agent or, after the Minimum Offering has been satisfied, to the Company or to such other account or agent as directed by the Company.

Notwithstanding the foregoing, with respect to any Units to be purchased by a custodial account, Dealer shall cause the custodian of such account to deliver a completed Subscription Agreement and instrument of payment for such account directly to the Escrow Agent. Dealer shall furnish to the Escrow Agent with each delivery of instruments of payment a list of the subscribers showing the name, address, tax identification number, state of residence, amount and class of Units subscribed for, and the amount of money paid.

III. Pricing

Except as described in the Prospectus, 1,250,000,000 Units (consisting of any combination of Class A, Class C and Class I Units) shall be offered to the public initially at the offering price of $10.00 per Class A Unit, $9.576 per Class C Unit and $9.186 per Class I Unit, payable in cash pursuant to the primary Offering, and up to $250,000,000 Units (consisting of any combination of Class A, Class C and Class I Units) will be offered pursuant to the Company’s distribution reinvestment plan (“DRIP”) at a price initially equal to $9.025 per Unit. Following the first quarterly valuation of assets during the first full quarter following the satisfaction of the Minimum Offering, (i) the price of the Units sold pursuant to the DRIP will equal to the then current offering price per Unit, less the sales fees associated with that class of Units in the Company’s primary offering and (ii) the respective price of the Units sold in the primary Offering will be increased or decreased as necessary to insure that the Units are not sold at a net price, after deduction of selling commissions, dealer manager fees, organization and offering expenses, that is above or below the Company’s net asset value per Unit as of the most recent valuation date.

IV. Dealers’ Compensation

Except for discounts and other special circumstances described in or otherwise provided for in the “Plan of Distribution” section of the Prospectus or the Dealer Manager Agreement, Dealer’s selling commission applicable to the total public offering price of Units sold in the primary offering by Dealer that it is authorized to sell hereunder is (1) 7.0% of the gross proceeds of the Class A Units and (2) 3.0% of the gross proceeds of the Class C Units sold by it and accepted and confirmed by the Company, which commissions in each case will be paid by the Dealer Manager. For these purposes, a “sale of Class A Units or Class C Units” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable Offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.

In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow a portion of the Dealer Manager Fee and all or any portion of the Distribution Fee to Dealer. Such reallowance, if any, shall be determined by the Dealer Manager in its sole discretion.

Dealer acknowledges and agrees that no selling commissions or a Dealer Management Fee will be paid in connection with Units sold under the DRIP; provided, however, that the Distribution Fee is payable with respect to Class C Units sold under the DRIP.

The Dealer Manager will reimburse Dealer for reasonable bona fide due diligence expenses incurred by Dealer provided such expenses are provided to Dealer Manager on a detailed and itemized invoice within six months of the date of sale of Units.

Except as otherwise provided herein, all expenses incurred by Dealer in the performance of Dealer’s obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys’ fees, shall be at Dealer’s sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer unless or until the gross proceeds of the Units sold are disbursed to the Company pursuant to the Escrow Agreement. Until the Company has satisfied the Minimum Offering requirement, investments will be held in escrow and, if the Minimum Offering requirement is not satisfied, investments will be returned to the investors in accordance with the Prospectus (or the applicable Follow-On Prospectus).

The parties hereby agree that the foregoing selling commissions, Dealer Manager Fees and Distribution Fees are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Units, that Dealer’s interest in the Offering is limited to such selling commissions from the Dealer Manager and to Dealer’s indemnity referred to in Section 9.2 of the Dealer Manager Agreement and that the Company is not liable or responsible for the direct payment of any commissions.

V. Payment

Payments of selling commissions and any portion of the Dealer Manager Fee or the Distribution Fee will be made by the Dealer Manager to Dealer within 10 days of the receipt by the Dealer Manager of the gross commission payments or the payment of the Dealer Manager Fee or Distribution Fee from the Company. Dealer acknowledges that if the Company pays selling commissions, the Dealer Manager Fee and the Distribution Fee to the Dealer Manager, the Company is relieved of any obligation for paying selling commissions and any Dealer Manager Fee or Distribution Fee to Dealer. The Company may rely on and use the preceding acknowledgment as a defense against any claim by Dealer for selling commissions the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer.

VI. Covenants of Dealer

Prior to participating in the Offering, Dealer will have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Dealer Manager and/or the Company through the Prospectus, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating an investment in the Company and the Units. Dealer agrees not to rely upon the efforts of the Dealer Manager, which is affiliated with the Company, in determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal or state laws or the Financial Industry Regulatory Authority (“FINRA”). Dealer further agrees to conduct its own investigation to make that determination independent of the efforts of the Dealer Manager.

Dealer agrees to retain in its records and make available to the Dealer Manager and to the Company for a period of at least six (6) years following the termination of the Offering, or such period of time as may be required by the SEC, any state securities commission, FINRA or the Company, whichever is later, information establishing that each investor who purchases the Units solicited by Dealer is within the permitted class of investors under the requirements of the jurisdiction in which such purchaser is a resident and the suitability standards set forth in the Prospectus and the Subscription Agreement.

Dealer agrees that, prior to accepting a subscription for the Units, it will inform the prospective investor of all pertinent facts relating to the illiquidity and lack of marketability of the Units, as appropriate, during the term of the investment but shall not, in any event, make any representation on behalf of the Company except as set forth in the Prospectus and any Authorized Sales Materials.

VII. Compliance with Record Keeping Requirements

The Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act.

VIII. Compliance With Laws

With respect to the Dealer’s participation in the offer and sale of the Units (including, without limitation any resales and transfers of Units), the Dealer agrees to comply, with all applicable requirements of (i) the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations and all other federal laws, rules and regulations applicable to the Offering and the sale of the Units, (ii) all applicable state securities or blue sky laws, rules or regulations, (iii) FINRA Rules applicable to the Offering, specifically including, but not in any way limited to, Conduct Rules 2310, 2340, 2420, 2730, 2740 and 2750, and (iv) the provisions of Section III.C. of the NASAA Guidelines. Dealer will not offer Units in any jurisdiction unless Dealer has been advised in writing by the Company that the Units are qualified or registered under the applicable laws of such jurisdiction or that such qualification or registration is not required in such jurisdiction and that the Units may be offered and sold in such jurisdiction.

Dealer agrees to comply and shall comply with any applicable requirements with respect to its participation in any resales or transfers of the Units. In addition, Dealer agrees that should it assist with the resale or transfer of the Units, it will fully comply with all applicable FINRA rules and any other applicable federal or state laws.

IX. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement and the required instrument of payment for the Units may be rejected. Issuance and delivery of the Units will be made only after actual receipt of payment therefore. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Units within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Dealer Manager any selling commissions theretofore paid with respect to such order.

X. Prospectus and Authorized Sales Materials

Dealer is not authorized or permitted to give or provide, and will not give or provide any information or make any representation concerning the Units except as set forth in the Prospectus and the Authorized Sales Materials. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and Dealer will deliver a copy of the Prospectus as required by the Securities Act, the Exchange Act, and the Rules and Regulations. Dealer agrees that it will not send or give any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Authorized Sales Materials. Dealer agrees that it will not (i) show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Units to members of the public or (ii) show or give to any investor or prospective investor in a particular jurisdiction any material or writing if such material bears a legend denoting that it is not to be used in connection with the sale of Units to members of the public in such jurisdiction. Dealer agrees that it will not use in connection with the offer or sale of Units any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company. Dealer further agrees that it will not use in connection with the offer or sale of Units any materials or writings that have not been previously approved by the Dealer Manager other than the Prospectus and the Authorized Sales Materials. Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions with respect to the Units for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the Exchange Act Rules and Regulations thereunder.

XI. License and Association Membership

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, duly licensed or registered by the regulatory authorities in the jurisdictions in which Dealer offers and sells Units pursuant to the Offering, and that Dealer is a member in good standing of FINRA. This Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing of FINRA.

XII. Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, Exchange Act Regulations and the USA PATRIOT Act, specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Units. Dealer’s acceptance of this Agreement also constitutes a representation to the Company and the Dealer Manager that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Company or Dealer Manager, provide a certification to the Company that, as of the date of such certification (a) its AML program is consistent with the AML Rules and (b) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Further, Dealer agrees, upon receipt of an “information request” issued under Section 314 (a) of the USA Patriot Act to provide the Financial Crimes Enforcement Network with information regarding: (i) the identity of a specified individual or organization; (ii) account number; (iii) all identifying information provided by the account holder; and (iv) the date and type of transaction. The Dealer Manager from time to time will monitor account activity to identify patterns of unusual size or volume, geographic factors, and any other potential signals of suspicious activity, including possible money laundering or terrorist financing. The Company and the Dealer Manager reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

XIII. Limitation of Offer

Dealer will offer Units only to persons who satisfy the investor suitability standards and minimum investment requirements set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the jurisdictions in which it is advised in writing by the Company or the Dealer Manager that the Units are qualified for sale or that such qualification or registration is not required in such jurisdiction and that the Units may be offered and sold in such jurisdiction. Notwithstanding the qualification of the Units for sale in any respective jurisdiction (or the exemption therefrom), Dealer represents, warrants and covenants that it will not offer Units and will not permit any of its registered representatives to offer Units in any jurisdiction unless both Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction. In offering Units, Dealer will comply with the provisions of the rules and requirements of FINRA, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the NASAA Guidelines.

Dealer agrees that, in recommending the purchase, sale or exchange of Units to an investor, Dealer, or a person associated with Dealer that makes a recommendation, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Company) concerning the investor’s age, investment objectives, other investments, financial situation and needs, and any other information known to Dealer, or person associated with Dealer, that (i) the investor is or will be in a financial position appropriate to enable the investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Company, (ii) the investor meets the minimum income, net worth and all of the other requirements set forth in Article III.B, Article III.C and Article III.E.1 of the NASAA Guidelines and the Company’s limited liability company operating agreement, and (iii) an investment in Units is otherwise suitable for such investor. Dealer agrees to sell Class A, Class C and Class I Units only to those persons who are eligible to purchase such Units, as described in the Prospectus. In making the determinations as to financial qualifications and as to suitability required by the NASAA Guidelines, Dealer may rely on (A) representations from investment advisers who are not affiliated with Dealer, banks acting as trustees or fiduciaries, and (B) information Dealer has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the Person or any other information known by Dealer, after due inquiry. Notwithstanding the foregoing, Dealer shall not execute any transactions in the Company in a discretionary account without the prior written approval of the transaction by the customer.

XIV. Customer Complaints

Dealer hereby agrees to promptly provide to the Dealer Manager copies of any written or otherwise documented complaints from Dealer’s customers received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Units are offered by the Dealer Manager or the Dealer), the Units or the Company.

XV. Termination, Amendment and Assignment

Dealer will immediately suspend or terminate its offer and sale of Units upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Units hereunder upon a subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice delivered pursuant to Section XVII below. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager by written notice to Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Units after it has received such notice.

The Dealer Manager may assign its rights, obligations and interests hereunder to a qualified assignee upon prior written notice to Dealer.

XVI. Privacy Laws

The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:

(a) Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act” ), (ii) the privacy standards and requirements of any other applicable federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

(b) Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law.

(c) Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XVII. Confidentiality of Due Diligence Information

Dealer understands that the Company, Dealer Manager or third party due diligence providers may from time to time furnish Dealer with certain information which is non-public, confidential or proprietary in nature (the “Due Diligence Information”) in connection with its due diligence obligations under FINRA rules and the federal securities laws. Dealer agrees that the Due Diligence Information will be kept confidential and shall not, without our prior written consent, be disclosed by Dealer, or by Dealer’s affiliates, agents, representatives or employees, in any manner whatsoever, in whole or in part, and shall not be used by Dealer, its agents, representatives or employees, other than in connection with Dealer’s due diligence evaluation of the Offering. Dealer agrees to reveal the Due Diligence Information only to its affiliates, agents, representatives and employees who need to know the Due Diligence Information for the purpose of the due diligence evaluation. Further, Dealer and its affiliates, agents, representatives and employees will not disclose to any person the fact that the Due Diligence Information has been made available to it.

The term Due Diligence Information shall not include information which (i) is already in Dealer’s possession or in the possession of Dealer’s parent corporation or affiliates, provided that such information is not known by Dealer to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party; (ii) is or becomes generally available to the public other than as a result of a disclosure by Dealer, its affiliates, or their respective directors, officers, employees, agents, advisors and representatives in violation of this Agreement; (iii) becomes available to Dealer or its affiliates on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Dealer or its affiliates to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party; or (iv) is independently developed by Dealer or by its affiliates without use of the Due Diligence Information.

Dealer agrees that its obligation of non-disclosure, non-use and confidentiality of the Due Diligence Information as set forth herein shall terminate two (2) years after the date on which the Due Diligence Information is received by Dealer.

XVIII. Notice

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Dealer Manager:  SC Distributors, LLC

610 Newport Center Drive, Suite 350

Newport Beach, California 92660

Facsimile No.:

Attention: Patrick J. Miller, President

If to Dealer, to the address or facsimile number and address specified by Dealer on the signature page hereto.

XIX. Attorney’s Fees; Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of California and shall take effect when signed by Dealer and countersigned by the Dealer Manager.

XX. Choice of Law and Arbitration

Regardless of the place of its physical execution or performance, the provisions of this Agreement will in all respects be construed according to, and the rights and liabilities of the parties hereto will in all respects be governed by, the substantive laws of Delaware without regard to and exclusive of Delaware’s conflict of laws rules.

Any dispute between the parties concerning this Agreement not resolved between the parties will be arbitrated in accordance with the rules and regulations of FINRA.

XXI. Severability

In the event that any court of competent jurisdiction declares any provision of this Agreement invalid, such invalidity shall have no effect on the other provisions hereof; which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

XXII. No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXIII. Assignment

This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

XXIV. Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual who has signed this Agreement below on its behalf is a duly authorized officer.

XXV. Amendments

This Agreement shall only be amended upon written agreement executed by each of the parties hereto; provided, however, that no amendment to this Agreement will be effective to amend any provision of the Dealer Manager Agreement.

XXVI. Counterparts

This Agreement may be signed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, which together shall constitute one and the same Agreement among the parties.

[SIGNATURE PAGE FOLLOWS]

TriLinc Global Impact Fund, LLC

Participating Broker-Dealer Agreement

[SIGNATURE PAGE]

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions set forth therein.

Dealer:		(as shown in FINRA records)
Attention:
Address:

City:
State:	Zip Code:
Telephone No.:
Facsimile No.:
E-mail:

AGREED TO AND ACCEPTED BY THE DEALER:

By:
Signature

Printed Name

Title

AGREED TO AND ACCEPTED BY THE DEALER MANAGER: SC DISTRIBUTORS, LLC

By:
[Patrick J. Miller]
[President]

EXHIBIT A

FORM OF DEALER MANAGER AGREEMENT